Exhibit 99.1

Horizon Technology Finance Announces Third Quarter 2020 Financial Results

- Net Investment Income per Share of $0.34; NAV per Share of $11.17 -

- Over $104 Million of Available Liquidity as of September 30, 2020 -

- Debt Portfolio Yield of 15.1% -

Farmington, Connecticut – November 3, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights

•	Net investment income of $5.9 million, or $0.34 per share, compared to $5.8 million, or $0.42 per share for the prior-year period
•	Total investment portfolio of $311.8 million as of September 30, 2020
•	Net asset value of $205.2 million, or $11.17 per share, as of September 30, 2020
•	Annualized portfolio yield on debt investments of 15.1% for the quarter
•	Funded four loans totaling $16.0 million during the quarter
•	Raised total net proceeds of approximately $12.7 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from five portfolio companies
•	Cash of $56.9 million and credit facility capacity of $196.8 million as of September 30, 2020
•	Held portfolio of warrant and equity positions in 68 companies as of September 30, 2020
•	Undistributed spillover income of $0.45 per share as of September 30, 2020
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in January, February and March 2021

“We generated net investment income of $0.34 per share for the third quarter, in excess of our distribution level, despite the ongoing challenges in the broader economy,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Once again, our predictive pricing strategy contributed to our NII as reflected by our strong overall debt portfolio yield which was driven by positive portfolio exits and strong onboarding yields achieved in the quarter. We also ended the quarter with available liquidity of over $104 million, which enables us to fund our backlog and a pipeline of attractive and investable opportunities, which we expect will further expand and diversify our portfolio.”

“We also remain focused on proactively and aggressively managing our portfolio,” continued Mr. Pomeroy. “During the quarter, three of our debt investments were downgraded, due in part to COVID-19 related economic pressure on our portfolio companies, which also contributed to a reduction in our NAV. At the same time, we upgraded several of our portfolio investments which have performed well during this economic environment. We continue to closely monitor our portfolio and are constantly engaged with all of our borrowers to seek to ensure they are sufficiently capitalized. Overall, while we continue to remain cautious in our outlook, we believe our strong balance sheet will enable us to navigate the current environment and deliver attractive returns to our shareholders.”

Third Quarter 2020 Operating Results

Total investment income for the quarter ended September 30, 2020 grew 8.4% to $12.3 million, compared to $11.4 million for the quarter ended September 30, 2019. The year-over-year improvement in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended September 30, 2020 and 2019 was 15.1% and 17.7%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended September 30, 2020 were $6.5 million, compared to $5.6 million for the quarter ended September 30, 2019. The increase was primarily due to $0.6 million of additional interest expense and $0.2 million in additional base management fees.

Net investment income for the quarter ended September 30, 2020 was $5.9 million, or $0.34 per share, compared to $5.8 million, or $0.42 per share, for the quarter ended September 30, 2019.

For the quarter ended September 30, 2020, net realized gain on investments was $1.2 million, or $0.07 per share, compared to net realized loss on investments of $0.4 million, or $0.03 per share, for the quarter ended September 30, 2019.

For the quarter ended September 30, 2020, net unrealized depreciation on investments was $10.3 million, or $0.60 per share, compared to $0.1 million, or $0.01 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of September 30, 2020, the Company’s debt portfolio consisted of 34 secured loans with an aggregate fair value of $298.9 million. In addition, the Company’s total warrant, equity and other investments in 69 portfolio companies had an aggregate fair value of $12.9 million. Total portfolio investment activity for the three and nine months ended September 30, 2020 and 2019 was as follows:

($ in thousands)	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2020	2019	2020	2019
Beginning portfolio	$355,880	$274,759	$319,551	$248,441

New debt investments	16,094	42,147	121,648	135,284

Less refinanced debt investments	—	(7,500)	—	(17,500)

Net new debt investments	16,094	34,647	121,648	117,784

Investment in controlled affiliate investment	—	589	—	589

Principal payments received on investments	(6,419)	(3,413)	(20,344)	(13,069)

Early pay-offs	(43,542)	(25,000)	(90,785)	(70,548)

Accretion of debt investment fees	795	1,131	3,080	2,879

New debt investment fees	(202)	(658)	(1,415)	(1,764)

New equity	—	240	—	240

Warrants received in settlement of fee income	—	—	978	—

Proceeds from sale of investments	(1,945)	(506)	(8,200)	(2,411)

Dividend income from controlled affiliate investment	—	461	118	1,223

Distributions from controlled affiliate investment	—	(185)	—	(715)

Net realized gain (loss) on investments	1,178	(444)	3,945	(3,891)

Net unrealized (depreciation) appreciation on investments	(10,288)	(143)	(16,827)	2,622

Other	199	41	1	139

Ending portfolio	$311,750	$281,519	$311,750	$281,519

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of September 30, 2020, June 30, 2020 and December 31, 2019:

($ in thousands)	September 30, 2020			June 30, 2020			December 31, 2019
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	5	$67,893	22.7%	2	$23,539	6.9%	4	$45,339	15.7%
3	21	198,841	66.5%	25	265,365	77.4%	26	216,128	75.0%
2	3	12,752	4.3%	6	46,718	13.6%	3	24,888	8.6%
1	5	19,400	6.5%	2	7,100	2.1%	2	2,000	0.7%
Total	34	$298,886	100.0%	35	$342,722	100.0%	35	$288,355	100.0%

As of September 30, 2020, Horizon’s loan portfolio had a weighted average credit rating of 3.1, compared to 2.9 and 3.1 as of June 30, 2020 and December 31, 2019, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of September 30, 2020, there were five debt investments with an internal credit rating of 1, with a cost of $38.3 million and a fair value of $19.4 million. As of June 30, 2020, there were two debt investments with an internal credit rating of 1, with a cost of $13.5 million and a fair value of $7.1 million. As of December 31, 2019, there were two debt investments with an internal credit rating of 1, with a cost of $5.7 million and a fair value of $2.0 million.

Liquidity and Capital Resources

As of September 30, 2020, the Company had $104.2 million in available liquidity, consisting of $56.9 million in cash and money market funds, and $47.3 million in funds available under existing credit facility commitments.

As of September 30, 2020, there was $15.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of September 30, 2020, there was $13.3 million in outstanding principal balance under the $100 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 4.60%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $132.0 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of September 30, 2020, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended September 30, 2020, the Company sold 1,069,259 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $12.7 million, including $0.3 million of offering expenses, from these sales.

As of September 30, 2020, the Company’s debt to equity leverage ratio was 81%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 224%.

Liquidity Events

During the quarter ended September 30, 2020, Horizon experienced liquidity events from five portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In August, New Signature, Inc. (“New Signature”), in connection with its sale to Cognizant, prepaid its outstanding principal balance of $14.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $0.7 million in connection with the termination of its warrants in New Signature.

In August, Celsion Corporation (“Celsion”) (NASDAQ: CLSN) prepaid $4.6 million of the outstanding principal balance of its venture loan, plus interest and end-of-term payment on such prepayment. Horizon continues to hold warrants in Celsion, in addition to its remaining debt investment of $5.0 million.

In August, Horizon received proceeds of $1.1 million upon the exercise and sale of its warrants in Ontrak, Inc. (“Ontrak”). Horizon continues to hold warrants in Ontrak.

In September, Skillshare, Inc. (“Skillshare”) prepaid its outstanding principal balance of $9.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Skillshare.

In September, Mustang Bio, Inc. (“Mustang Bio”) (NASDAQ: MBIO) prepaid its outstanding principal balance of $15.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Mustang Bio.

Net Asset Value

At September 30, 2020, the Company’s net assets were $205.2 million, or $11.17 per share, compared to $168.1 million, or $11.67 per share, as of September 30, 2019, and $184.1 million, or $11.83 per share, as of December 31, 2019.

For the quarter ended September 30, 2020, net decrease in net assets resulting from operations was $3.3 million, or $0.19 per share, compared to a net increase in net assets resulting from operations of $5.2 million, or $0.38 per share, for the quarter ended September 30, 2019.

Stock Repurchase Program

During the quarter ended September 30, 2020, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through September 30, 2020, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Fourth Quarter 2020

On October 26, 2020, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of January, February and March 2021. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
December 16, 2020	December 17, 2020	January 15, 2021	$0.10
January 19, 2021	January 20, 2021	February 17, 2021	$0.10
February 18, 2021	February 19, 2021	March 16, 2021	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning net investment income of $0.34 per share for the quarter, the Company’s undistributed spillover income as of September 30, 2020 was $0.45 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Subsequent Event

On July 8, 2020, Espero BioPharma, Inc. and its affiliates, Jacksonville Pharmaceuticals, Inc. and Espero Pharmaceuticals, Inc. (collectively, “Espero”) assigned substantially all of their assets to their respective assignment estates and respectively appointed PSE (ABC), LLC, PS PJAX (ABC), LLC, and PPSE (ABC), LLC (collectively, “Espero ABC”) to administer their respective estates and to facilitate the orderly sale and liquidation of their property and assets. On October 6, 2020, the Court of Chancery of the State of Delaware approved the transfer of the assets of Espero to the Company and Horizon Credit II LLC or their designees in consideration for the Company and Horizon Credit II LLC’s credit bid at auction of $7.0 million. On October 22, 2020, Espero ABC transferred the assets of Espero to HESP LLC, a Delaware limited liability company, wholly owned by the Company.

Conference Call

The Company will host a conference call on Wednesday, November 4, 2020, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13711598. The Company recommends joining the call at least 10 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $321,034 and $295,256, respectively)	$304,359	$294,304
Non-controlled affiliate investments at fair value (cost of $6,822 and $6,891, respectively)	7,391	8,597
Controlled affiliate investments at fair value (cost of $16,684)	—	16,650
Total investments at fair value (cost of $327,856 and $318,831, respectively)	311,750	319,551
Cash	34,130	6,465
Investments in money market funds	22,735	9,787
Restricted investments in money market funds	801	1,133
Interest receivable	6,229	5,530
Other assets	1,913	1,535
Total assets	$377,558	$344,001

Liabilities
Borrowings	$163,689	$152,050
Distributions payable	5,510	4,669
Base management fee payable	510	519
Incentive fee payable	1,465	1,613
Other accrued expenses	1,213	1,095
Total liabilities	172,387	159,946

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of September 30, 2020 and December 31, 2019	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 18,533,378 and 15,730,755 shares issued and 18,365,913 and 15,563,290 shares outstanding as of September 30, 2020 and December 31, 2019, respectively	19	16
Paid-in capital in excess of par	260,649	226,660
Distributable earnings	(55,497)	(42,621)
Total net assets	205,171	184,055
Total liabilities and net assets	$377,558	$344,001
Net asset value per common share	$11.17	$11.83

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Investment income
Interest income on investments
Interest income on non-affiliate investments	$10,974	$8,974	$32,286	$25,429
Interest income on affiliate investments	175	210	532	645
Total interest income on investments	11,149	9,184	32,818	26,074
Fee income
Prepayment fee income on non-affiliate investments	1,156	639	1,911	1,373
Revenue-based payments on non-affiliate investments(1)	—	1,050	—	1,080
Fee income on non-affiliate investments	23	37	1,112	382
Fee income on affiliate investments	3	4	10	18
Total fee income	1,182	1,730	3,033	2,853
Dividend income
Dividend income on controlled affiliate investments	—	461	118	1,223
Total dividend income	—	461	118	1,223
Total investment income	12,331	11,375	35,969	30,150
Expenses
Interest expense	2,607	2,046	7,331	6,209
Base management fee	1,616	1,394	4,865	4,055
Performance based incentive fee	1,465	1,443	4,212	5,352
Administrative fee	234	212	740	631
Professional fees	247	279	1,095	1,045
General and administrative	302	228	877	688
Total expenses	6,471	5,602	19,120	17,980
Performance based incentive fee waived	—	—	—	(1,848)
Net expenses	6,471	5,602	19,120	16,132
Net investment income	5,860	5,773	16,849	14,018
Net realized and unrealized loss on investments
Net realized gain (loss) on non-affiliate investments	1,178	(424)	3,957	(3,871)
Net realized loss on controlled affiliate investments	—	—	(12)	—
Net realized gain (loss) on investments	1,178	(424)	3,945	(3,871)
Net unrealized (depreciation) appreciation on non-affiliate investments	(10,629)	(129)	(15,435)	620
Net unrealized appreciation (depreciation) on non-controlled affiliate investments	341	—	(1,134)	2,019
Net unrealized depreciation on controlled affiliate investments	—	(14)	(258)	(17)
Net unrealized (depreciation) appreciation on investments	(10,288)	(143)	(16,827)	2,622
Net realized and unrealized loss on investments	(9,110)	(567)	(12,882)	(1,249)
Net (decrease) increase in net assets resulting from operations	$(3,250)	$5,206	$3,967	$12,769
Net investment income per common share	$0.34	$0.42	$0.98	$1.08
Net (decrease) increase in net assets per common share	$(0.19)	$0.38	$0.23	$0.98
Distributions declared per share	$0.30	$0.30	$0.95	$0.90
Weighted average shares outstanding	17,245,662	13,816,082	17,111,359	13,016,839

(1)	Revenue Based Payments consist of payments made to the Company by a portfolio company based upon a percentage of such portfolio company’s revenue. Such payments were made in addition to the portfolio company’s regularly scheduled payments of principal and interest.